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                                                                Exhibit 10.28


                           [ADRIEN ARPEL LETTERHEAD]



                               December 11, 1995



Lauren Greenwald
19 Steven Lane
Kings Point, NY 11024

Dear Ms. Greenwald:

        This letter sets out our agreement with respect to your role with Home Shopping Network Canada ("HSN Canada"). So long as you are the selling host at HSN Canada for Adrien Arpel pursuant to this letter of agreement, Adrien Arpel Inc. (the "Company") shall pay to you each month a 10% commission on all net sales (i.e., after deducting returns, credits, etc.) of our products on HSN Canada, and reimburse you for all reasonable travel and related expenses incurred by you in the performance of your duties as the selling host provided that the Company has approved such expenditures in advance.

        This agreement shall continue so long as you are acting as the Company's selling host for HSN Canada. It can be terminated by either you or us at any time for any reason. Your relationship to the Company shall be that of an independent contractor and not an employee; the Company shall not withhold any taxes. All payments due to you for net sales made prior to such termination shall survive termination and be paid to you by the Company in accordance with its practices.

        This letter confers no other rights, either express or implied, to you with respect to any of the Company's assets or products. In performing your duties under this agreement you shall do all things necessary to maintain the goodwill and value of the Company and its products. This agreement shall be governed by New York law.

        To accept this agreement, please sign below.


                                        ADRIEN ARPEL, INC.



/s/ Lauren Greenwald                    By /s/ Jean Farat
--------------------------                ----------------------------
Lauren Greenwald                          Jean Farat
                                          Executive Vice President